CYOP SYSTEMS MOVES HQ TO LONDON

London, UK / / -- CYOP Systems International Inc. (NASD OTCBB: CYOS.OB), a provider of online casino software, is pleased to announce that it has moved its headquarters to the United Kingdom and its operations to Costa Rica.

Given the changes in the laws in the United States regarding iGaming payment processing and the impending licensing of iGaming companies in the UK, CYOP has decided that the most prudent course of action is to establish a strong European base.

According to a report on Bloomberg online, Julian Easthope, an analyst at UBS AG in London, says it's too early to say which companies will be able to take advantage of opportunities in Europe because the regulations are still developing. The EU's gambling market is valued at about $70 billion.

CYOP believes that by entering the European sector in the early stages, that it may have an advantage given its experience as an iGaming software developer, marketer and operator.

About CYOP
CYOP is a developer and provider of online gaming solutions and services for the IGaming industry.  The Company’s range of products and services include financial transaction platforms for on-line casinos, online gaming software, gaming websites, poker portals and integrated e-commerce transaction technology for on-line merchants.

For more information please visit www.cyopgaming.com

This press release may contain forward-looking statements which are pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ materially and all forward-looking statements involve risks and uncertainties including, without limitation, risks associated with the Company's financial condition and prospects, legal risks associated with Internet gaming, risks of governmental legislation and regulation, risks associated with market acceptance and technological changes, risks associated with dependence on third party software providers, risks relating to international operations, and risks associated with competition..

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Contact:
Patrick Smyth
(310) 402-5436 (Los Angeles)
(646) 421-2294 (New York)
ir@cyopgaming.com